EXHIBIT 10.1

GREAT LAKES DREDGE & DOCK COMPANY, LLC

ANNUAL BONUS PLAN

Second Amendment and Restatement Effective January 1, 2012

Purpose

The Great Lakes Dredge & Dock Company, LLC (the “Company”) Annual Cash Bonus Plan was established to provide annual cash bonuses to employees of the Company upon satisfaction of certain performance criteria. Different bonus levels are utilized to compensate employees appropriately based on their ability to influence the profitability of the Great Lakes Dredge & Dock Corporation (the “Corporation”) and its subsidiaries. This annual cash bonus plan was amended and restated effective January 1, 2011 to provide for annual bonuses to be paid in either cash or common stock of the Corporation and was renamed the Great Lakes Dredge & Dock Company, LLC Annual Bonus Plan (the “Plan”). The Plan is hereby amended and restated a second time effective January 1, 2012 to revise the performance criteria and to otherwise better align the goals of the Participants with those of the shareholders of the Corporation.

Administration

The Plan is administered by the Corporation’s Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”), which subject to its oversight may delegate responsibilities for administering the Plan to the Company’s Chief Executive Officer, President and Chief Financial Officer, and Chief Operating Officer (if any) (collectively, the “Management Committee”) to the extent such responsibilities do not relate to determining bonus awards for members of the Management Committee. The Compensation Committee or the Management Committee, as applicable, shall have the sole discretion to calculate any bonus to be awarded under the terms of the Plan based on its determination of financial results, peer group data and any reductions, offsets or adjustments described under the Plan and the calculations and determinations of the Compensation Committee or the Management Committee, as applicable shall be final.

Eligibility for Participation

The Compensation Committee or the Management Committee, as applicable, in its sole discretion, shall in a manner consistent with the terms of the Plan designate each year those employees of the Company who shall participate in the Plan (the “Participants”). Except as otherwise set forth in an applicable employment agreement or similar arrangement, a Participant whose employment by the Company terminates for any reason during a calendar year (a “Performance Year”) shall not be entitled to receive a bonus for such Performance Year and, following such termination, the Company shall have no further obligation hereunder to that Participant. Nothing in this Annual Bonus Plan shall be construed as guaranteeing a performance bonus to any eligible Participant. Notwithstanding any other provision of the Plan to the contrary, employees of the Corporation’s Demolition Division shall not be eligible to participate in the Plan.

Performance Standards

Bonuses payable under the Plan for a Performance Year may be subject to the performance of the Corporation or Company, as applicable, against one or more standards outlined below (“Standards”) for such Performance Year, as they may be required to be modified as described below:

Standards

•	Standard #1 (Actual EBITDA vs. Budgeted EBITDA) refers to the comparison of Actual EBITDA for a Performance Year against the Budgeted EBITDA as approved by the Board for such Performance Year.

•

Standard #2 (Relative EBITDA Return on Average Assets) refers to the ratio of return on average assets for a Performance Year (using Actual EBITDA) against the average return on assets for a relevant prior period among members of the Peer Group and is hereinafter referred to as “Relative EBITDA ROAA.”

•

Standard #3 (Relative Return on Capital) refers to the ratio of return on capital for a Performance Year against the average return on capital for a relevant prior period among members of the Peer Group and is hereinafter referred to as “Relative ROC.”

Adjustments to Standards

•

Assets for purposes of Standard #2 are to be adjusted to exclude amounts attributable to: (i) excess cash as approved by the Board; (ii) construction in progress and construction in progress completed and put into service after June 30 of any Performance Year; and (iii) any fixed asset addition completed in the third and fourth quarters of a Performance Year to the extent such addition is financed other than with cash on hand.

•	Return on capital for purposes of Standard #3 excludes excess cash and applicable interest as approved by the Board, unless such cash is deployed prior to June 30 of any Performance Year.

•	The Compensation Committee retains the sole discretion to make accounting adjustment increases or decreases for any extraordinary or non-recurring items.

Definitions

“Actual EBITDA” for purposes of the Plan is defined as the amount of earnings before interest, taxes, depreciation and amortization for a Performance Year.

“Budgeted EBITDA” for purposes of the Plan is defined as the budgeted amount of earnings before interest, taxes, depreciation and amortization approved by the Board of Directors of the Corporation for a Performance Year.

“Peer Group” means the group of competitors of the Corporation selected by the Compensation Committee in its sole discretion for purposes of bonus determinations under the Plan, as such group may be modified by the Compensation Committee from time to time.

Executive Leadership Performance Bonus Program

Annual performance bonuses, if any, are awarded to the Company’s: (i) Chief Executive Officer (“CEO”); (ii) President and Chief Financial Officer (“President”) and (iii) Senior Vice President – Corporate

Development. The size of each Participant’s performance bonus for a Performance Year depends on Corporation performance measured against Standard #1, Standard #2 and Standard #3 for such Performance Year, each as weighted below, and the level of the Participant’s target and maximum performance bonuses for such Performance Year (as expressed as a percentage of base salary).

Weighting Factors

The Standard #1, Standard #2 and Standard #3 Weighting Factors shall be determined in accordance with the following table:

Corporation Performance Standard	Weighting Factor
Standard #1	33-1/3%
Standard #2	33-1/3%
Standard #3	33-1/3%

Target Bonus Percentages

Target Bonus Percentages for each Participant, expressed as a percentage of base salary, shall be as follows:

Title	Target Bonus %	Maximum Bonus %
Chief Executive Officer	90%	180%
President	90%	180%
Senior Vice President — Corporate Development	40%	80%

Standard #1 Calculation

Standard #1 compares Actual EBITDA for the Corporation with Budgeted EBITDA for the Corporation. Standard #1 provides no payout if Actual EBITDA is less than 90% of Budgeted EBITDA for such Performance Year.

Actual EBITDA	Payout % Target
‹ 90% of Budgeted EBITDA	0%
= 90% of Budgeted EBITDA	50%
= 100% of Budgeted EBITDA	100%
>= 120% of Budgeted EBITDA	200%

To the extent Actual EBITDA for a Performance Year falls between Budgeted EBITDA thresholds, the Standard #1 payout target will be determined by interpolation.

Standard #2 Calculation

Standard #2 compares the ratio of the Corporation’s return on average assets against that of its Peer Group. Standard #2 provides no payout if Relative EBITDA ROAA is less than .75 of the same average measure of its Peer Group.

Relative EBITDA ROAA	Payout % Target
<0.75	0%
=0.75	50%
=1.00	100%
≥1.50	200%

To the extent Relative EBITDA ROAA for a Performance Year falls between the thresholds set forth above, the Standard #2 payout target will be determined by interpolation.

Standard #3 Calculation

Standard #3 compares the ratio of the Corporation’s return on capital against that of its Peer Group. Standard #3 provides no payout if Relative EBITDA ROAA is less than .75 of the same average measure of its Peer Group.

Relative ROC	Payout % Target
<0.75	0%
=0.75	50%
=1.00	100%
≥1.50	200%

To the extent Relative ROC for a Performance Year falls between the thresholds set forth above, the Standard #3 payout target will be determined by interpolation.

Performance Bonus Program

Annual performance bonuses, if any, are awarded to professional staff employees (including, but not limited to, engineers, safety advisers, financial analysts, accountants and ship captains and chiefs) and management employees other than the Company’s Chief Executive Officer, President and Chief Financial Officer, Senior Vice President — Corporate Development and any additional executives as determined by the Board. Annual performance bonuses are allocated to such Participants from a bonus pool expressed as the aggregate amount of the target bonuses of such Participants (as of the end of the Performance Year). The size of the bonus pool for a Performance Year then fluctuates depending on Company performance measured against Standard #1 and Standard #2, each as weighted as described below.

Individual target bonuses are assigned to each Participant by senior management. Each individual Participant has the opportunity to be awarded an annual performance bonus that is more or less than their target bonus, depending on individual performance. The aggregate amount of all bonuses awarded to eligible Participants, however, must equal or be less than the bonus pool (as adjusted by the weighting factors).

Weighting Factors

The Standard #1 Weighting Factor and the Standard #2 Weighting Factor shall depend on the applicable Performance Year and shall be determined for the Company in accordance with the following table:

	Weighting Factor
Company Performance Standard	2012	2013 and later
Standard #1	66-2/3%	50%
Standard #2	33-1/3%	50%

Standard #1 Calculation

Standard #1 compares Actual EBITDA for the Company with Budgeted EBITDA for the Company. Standard #1 provides no payout if Actual EBITDA is less than 70% of Budgeted EBITDA for such Performance Year.

Actual EBITDA	Payout % Target
‹ 70% of Budgeted EBITDA	0%
= 70% of Budgeted EBITDA	50%
= 100% of Budgeted EBITDA	100%
>= 130% of Budgeted EBITDA	200%

To the extent Actual EBITDA for a Performance Year falls between Budgeted EBITDA thresholds, the Standard #1 payout target will be determined by interpolation.

Standard #2 Calculation

Standard #2 compares the ratio of the Company’s return on average assets against that of its Peer Group. Standard #2 provides no payout if Relative EBITDA ROAA is less than .75 of the same average measure of its Peer Group.

Relative EBITDA ROAA	Payout % Target
<0.75	0%
=0.75	50%
=1.00	100%
≥1.50	200%

To the extent Relative EBITDA ROAA for a Performance Year falls between the thresholds set forth above, the Standard #2 payout target will be determined by interpolation.

Allocations of Bonus Pool

Allocations of performance bonuses from the bonus pool among eligible Participants in the Performance Bonus Program will be based on individual Participant performance, as determined by the Compensation Committee (or the Management Committee) in its sole discretion.

Holiday Bonus Program

Annual holiday bonuses, if any, are payable to administrative staff employees. Holiday bonuses for a Performance Year are payable at the discretion of the Management Committee after consideration of the Company’s performance during the Performance Year. Except as otherwise determined by the Management Committee:

•	the Management Committee shall set the holiday bonuses for a Performance Year;

•	each eligible Participant shall be paid a holiday bonus at the level set by the Management Committee for the Performance Year; and

•	holiday bonuses shall be paid on or before the last day of the applicable Performance Year.

Time and Form of Payment

All bonus awards other than holiday bonus awards shall be distributed to Participants by March 15 following the Performance Year in which they are earned.

Except as described below, bonus awards earned under the Plan shall be paid in cash. To the extent required by an employment agreement between a Participant and the Company and/or the Corporation, or otherwise to the extent determined by the Compensation Committee in its sole discretion, bonus awards earned under the Plan shall be paid in cash and/or shares of Common Stock (as defined below). The number of shares of Common Stock to be issued pursuant to any portion of a bonus award payable in Common Stock shall be based on the closing sales price of the Corporation’s common stock on March 1 of the year following the Performance Year or the next business day thereafter.

“Common Stock” means the Corporation’s common stock issued under its 2007 Long-Term Incentive Plan or other equity plan of the Corporation designated by the Compensation Committee, which shall be fully (100%) vested at all times after issuance.

Any shares of Common Stock awarded under the Plan shall be subject to restrictions on transferability imposed by the Compensation Committee as required by:

•	the terms of the Corporation’s 2007 Long-Term Incentive Plan (or other equity plan);

•	the rules of any national securities exchange or other market system on which the shares of the Corporation’s common stock may be listed;

•	Federal or state law (including SEC Rule 144), or any ruling or regulation of any government body which the Corporation will, in its sole discretion, determine to be necessary or advisable;

•	the Corporation’s policy on securities trading and disclosure of confidential information; and/or

•	the Corporation’s Statement of Policy Regarding Incentive Compensation Recoupment.

The Committee may require a Participant receiving an award payable in shares of Common Stock to make written representations it deems necessary to comply with applicable securities laws. No person who acquires shares of Common Stock may sell such shares unless he or she makes an offer and sale pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which is current and includes the shares to be sold, or there is an exemption from the registration requirements of the Securities Act.

Miscellaneous

1.	Although it is the present intention of the Compensation Committee to continue the Plan for a indefinite period of time, the Compensation Committee reserves the right to terminate the Plan in its entirety at any time or to modify the Plan as it exists from time to time, provided that no such action shall adversely affect any bonus previously awarded under the Plan with respect to a prior Performance Year.

2.	No bonus payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by the payee; and any attempt to so anticipate, alienate, sell transfer, assign, pledge, encumber or charge prior to such receipt shall be void. The Company shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any bonus under the Plan.

3.	Nothing contained herein shall confer upon any Participant the right to be retained in the service of the Corporation or any subsidiary thereof, nor limit the right of the Corporation or any subsidiary thereof to discharge or otherwise deal with any Participant without regard to the existence of the Plan.

4.	The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Corporation or any subsidiary thereof for payment of any bonuses hereunder. No Participant or any other person shall have any interest in any particular assets of the Corporation or any subsidiary thereof by reason of the right to receive a bonus under the Plan and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Corporation or any subsidiary thereof with respect to any rights under the Plan.

5.	The Plan is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any ambiguity in the Plan shall be interpreted to this effect.

6.	Any bonus awarded under the Plan is subject to the terms of the Corporation’s Statement of Policy Regarding Incentive Compensation Recoupment (the “Policy”), if and to the extent that the Policy, by its terms, applies to the bonus award and the Participant. The terms of the Policy (as it may be amended from time to time) are incorporated by reference herein and made a part of this Plan.

7.	To the extent required by law, the Company will withhold from payments otherwise due hereunder such taxes required to be withheld by the Federal or any state or local government.

8.	To the extent not preempted by Federal law, the Plan will be construed, administered and governed in all respects under and by the laws of the State of Illinois, without giving effect to its conflict of laws principles.